Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES THIRD-QUARTER SALES CLIMB 11%

— EARNINGS PER SHARE INCREASES 42% TO $.64 BEFORE CHARGES —

— COMPANY RAISES FULL-YEAR EPS ESTIMATES —

New York, NY, May 2, 2014 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales for its third quarter ended March 31, 2014 of $2.55 billion, an 11% increase compared with $2.29 billion in the prior-year quarter.  Excluding the impact of foreign currency translation, net sales increased 12%.  The Company reported a 270 basis-point increase in operating margin, and net earnings for the quarter rose 19% to $213.2 million, compared with $178.8 million last year.  Diluted net earnings per common share rose 20% to $.54, compared with $.45 reported in the prior year.

Fabrizio Freda, President and Chief Executive Officer, said, “Our excellent results this quarter reflect our multiple engines of growth across product categories, countries and channels, enabling us to achieve strong local currency sales growth in every geographic region.  Sales came in higher than our expectations and we again exceeded our earnings per share forecast.  These results were driven by the broad global demand for our diverse prestige beauty brands, the strength of our emerging markets, accelerated growth in certain developed markets and solid progress in skin care.”

During the quarter, the Venezuelan government enacted changes to its foreign currency exchange rate regulations, which expanded the use of its existing exchange rate mechanisms and created another mechanism, SICAD II. Based on these changes, the Company evaluated all rate mechanisms made available by the Venezuelan government to determine the most appropriate rate to use.  As a result, the Company changed the exchange rate used to remeasure its Venezuelan net monetary assets to a newly enacted SICAD II rate.  Accordingly, the Company recorded a remeasurement charge of $38.3 million, both before and after tax, equal to approximately $.10 per diluted share.

Excluding charges, principally related to the Venezuela remeasurement, net earnings for the three months ended March 31, 2014 were $251.7 million, and diluted net earnings per common share were $.64, versus $.45 in the prior-year period.

Additionally, comparisons between the current and prior year third quarters were affected by the acceleration of $94 million in sales shifted into the Company’s fiscal 2013 second quarter in advance of the January 2013 implementation of SAP as part of its Strategic Modernization Initiative (SMI).  This amounted to approximately $78 million in operating income, equal to approximately $.13 per diluted common share.

Excluding the impact of the shift, the Venezuela remeasurement charge and restructuring activities, net sales in local currency and operating income for the three months ended March 31, 2014 would have increased 8% and 18%, respectively.  A reconciliation between GAAP and non-GAAP financial measures is included in this release.

“Our outlook for the balance of the year remains positive and we expect to achieve our financial objectives,” Mr. Freda said.  “We continue to forecast local currency sales growth of 6% to 7%, and we are raising our earnings per share guidance to $2.86 to $2.90, before charges and the effect of potential accelerated sales orders relating to our SMI go-live in July 2014.  Driving this performance will be new and recent product offerings across categories, particularly in skin care and makeup.  For the remainder of the fiscal year we also expect our growth will continue to be fueled by our success in high-growth channels and emerging markets, while enhancing our local relevance.  Importantly, our mid-size brands continue to grow faster than the average, increasing their contribution to the Company’s sales and profitability, while strengthening our portfolio.  We are flexible in our investment spending, targeting opportunities that provide the highest returns, promote demand for our brands and foster global growth.  At the same time, we are improving operating leverage and eliminating non-value added costs to further improve operating margins and profitability.”

Results by Product Category

	Three Months Ended March 31
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2014	2013	Basis	Currency	2014	2013	Basis
Skin Care	$1,132.1	$1,015.0	12%	13%	$179.0	$134.4	33%
Makeup	1,015.7	919.2	10	11	149.9	107.3	40
Fragrance	270.5	233.2	16	16	(1.9)	(0.2)	(100)+
Hair Care	120.8	116.2	4	5	13.2	5.1	100 +
Other	10.7	8.2	30	32	1.6	(3.2)	100 +
Subtotal	2,549.8	2,291.8	11	12	341.8	243.4	40
Returns and charges associated with restructuring activities	—	—			(0.2)	1.7
Total	$2,549.8	$2,291.8	11%	12%	$341.6	$245.1	39%

The change in net sales and operating income for the quarter was favorably impacted by the prior year shift in orders from certain retailers, due to the Company’s implementation of SAP, as previously mentioned, in the following product categories:

•                  Net sales: Skin care, approximately $48 million; makeup, approximately $32 million; fragrance, approximately $10 million; and hair care, approximately $4 million.

•                  Operating income: Skin care, approximately $40 million; makeup, approximately $26 million; fragrance, approximately $9 million; and hair care, approximately $3 million.

Excluding the impact of the shift in orders:

•                  Reported net sales in skin care, makeup, fragrance and hair care would have increased 7%, 7%, 11% and 1%, respectively.

•                  Operating results in skin care, makeup, fragrance and hair care would have increased/(decreased) 3%, 12%, (100)+% and 63%, respectively.

The current-year period remeasurement of net monetary assets in Venezuela, as previously mentioned, primarily impacted the operating income of the skin care, makeup and fragrance product categories by $12 million, $16 million and $10 million, respectively.

Skin Care

•                  The skin care category is a strategic priority and the Company is well positioned to capitalize on its strong pipeline of innovative products.  The Company gained share during the quarter in this category in certain countries where its products are sold.

•                  Sales reflect the recent launches of the Company’s new Advanced Night Repair Synchronized Recovery Complex II and Micro Essence Skin Activating Treatment Lotion from Estée Lauder and Dramatically Different Moisturizing Lotion + and Even Better Essence Lotion from Clinique.

•                  Sales from the reformulated Repairwear Laser Focus by Clinique and continued strong growth from the Company’s luxury skin care brand, La Mer, also contributed to growth.

•                  Operating income increased sharply, including the shift, primarily reflecting higher-margin product launches from certain of the Company’s heritage brands, as well as increased results from higher-end prestige skin care products.

Makeup

•                  Higher makeup sales primarily reflected strong growth from the Company’s makeup artist brands and from recent launches, such as Pure Color Envy Sculpting Lipstick from Estée Lauder and All About Shadow from Clinique.

•                  Sales from makeup artist brands benefited from new product offerings, as well as expanded distribution in line with the Company’s retail store strategy.

•                  Increased sales from Smashbox and the Tom Ford line of cosmetics contributed to the category’s growth.

•                  The increase in makeup operating income primarily reflected improved performance from the Company’s makeup artist brands due to the higher sales, and certain heritage brands.

Fragrance

•                  In fragrance, strong sales growth came from luxury brands Tom Ford and Jo Malone.  Sales gains were also generated from the recent launches of Estée Lauder Modern Muse, Tory Burch and the Michael Kors Fragrance Collection.

•                  Fragrance operating loss increased, due to the Venezuela remeasurement charge.  Operating results also reflected higher net sales from recent launches, partially offset by higher investment spending.

Hair Care

•                  Hair care net sales growth was primarily driven by Aveda, reflecting gains in the salon channel and the continued success of its Dry Remedy and Damage Remedy franchises.

•                  Sales increased at Bumble and bumble, primarily due to higher sales to specialty-multi brand retailers.  Ojon sales decreased, primarily due to its exit from the direct response television channel.

•                  The category growth also benefited from expanded global distribution, in particular to specialty-multi brand retailers for Bumble and bumble and to salons and travel retail for Aveda.

•                  Hair care operating income increased more than 100%, primarily reflecting higher net sales driven by expanded global distribution and new product launches, as well as lower investment spending.

Results by Geographic Region

	Three Months Ended March 31
			Percent Change		Operating		Percent Change
	Net Sales		Reported	Local	Income (Loss)		Reported
(Unaudited; Dollars in millions)	2014	2013	Basis	Currency	2014	2013	Basis
The Americas	$1,072.0	$988.1	8%	10%	$111.5	$68.0	64%
Europe, the Middle East & Africa	959.4	847.9	13	12	160.2	137.5	17
Asia/Pacific	518.4	455.8	14	18	70.1	37.9	85
Subtotal	2,549.8	2,291.8	11	12	341.8	243.4	40
Returns and charges associated with restructuring activities	—	—			(0.2)	1.7
Total	$2,549.8	$2,291.8	11%	12%	$341.6	$245.1	39%

In the quarter, the change in net sales and operating income in the Company’s geographic regions was favorably impacted by the prior year shift in orders from certain retailers as previously mentioned, as follows:

•                  Net sales: the Americas, approximately $29 million; Europe, the Middle East & Africa, approximately $15 million; and Asia/Pacific, approximately $50 million.

•                  Operating income: the Americas, approximately $23 million; Europe, the Middle East & Africa, approximately $12 million; and Asia/Pacific, approximately $43 million.

Excluding the impact of the shift in orders:

•                  Reported net sales in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased 5%, 11% and 2%, respectively.

•                  Operating income in the Americas, Europe, the Middle East & Africa and Asia/Pacific would have increased/(decreased) 22%, 7% and (13)%, respectively.

The Americas

•                  Net sales in the United States increased, reflecting growth from the Company’s makeup artist and luxury brands and certain heritage brands.  Sales also increased in Latin America and Canada.

•                  Sales of the Company’s online business grew double digits.

•                  Operating income in the Americas rose, reflecting the increased sales and a more measured approach to spending.  Additionally, operating income in the region reflects the charge of $38.3 million in the current-year period to remeasure net monetary assets in Venezuela.

Europe, the Middle East & Africa

•                  In constant currency, net sales increased in each major product category and in virtually all countries in the region.  The Company estimates that it continued to outperform prestige beauty in many markets.

•                  The net sales increase was led by double-digit growth in a number of areas, including the United Kingdom, Germany, Switzerland, Turkey, France and Russia.  Net sales growth in Switzerland and France were due, in part, to the accelerated retailer orders, as previously discussed.  Certain European countries continued to experience soft retail environments.

•                  In travel retail, sales increased high-single digits, primarily reflecting higher sales from the Company’s luxury brands, an increase in global airline passenger traffic and expanded distribution.

•                  Operating income increased, as higher results from the United Kingdom, Switzerland, France and Russia were partially offset by lower operating results in Spain and certain Eastern European countries.

Asia/Pacific

•                  Constant currency net sales increased in the majority of countries in the region.  The strongest growth was generated in China, Japan, Hong Kong, Taiwan and Australia.  The sales increase in China, Hong Kong and Taiwan reflect the shift in retailer orders, as previously discussed.

•                  Sales were lower in Thailand, Korea and the Philippines.

•                  The Company estimates that it gained share in certain countries within its points of distribution during the quarter.

•                  In Asia/Pacific, operating income increased, led by China, Japan, Korea and Taiwan.  Results in China and Taiwan primarily reflect the impact from the accelerated retailer orders.  Lower operating results were posted in Hong Kong and the Philippines.

Nine-Month Results

•                  For the nine months ended March 31, 2014, the Company reported net sales of $8.24 billion, a 6% increase from $7.77 billion in the comparable prior-year period.  Excluding the impact of foreign currency translation, net sales increased 7%.  Net sales grew in each of the Company’s geographic regions and product categories.

•                  The Company reported net earnings of $946.4 million for the nine months ended March 31, 2014, a 2% increase compared with $925.8 million in the same period last year.  Diluted net earnings per common share for the nine months ended March 31, 2014 increased 2% to $2.40, compared with $2.35 reported in the prior-year period.

•                  The fiscal 2014 nine-month results included the remeasurement charge of $38.3 million related to Venezuela, as previously mentioned.

•                  The fiscal 2013 nine-month results included charges associated with restructuring activities of $13.3 million ($8.9 million after tax), equal to $.02 per diluted common share.  Additionally, during the nine months ended March 31, 2013, the Company recorded a pre-tax charge of $19.1 million ($12.2 million after tax), for the extinguishment of debt, equal to $.03 per diluted common share.

•                  Excluding these charges, net earnings for the nine months ended March 31, 2014 rose 4% to $983.5 million and diluted net earnings per common share increased 4% to $2.50, versus a comparable $2.40 in the prior-year period.

Cash Flows

•                  For the nine months ended March 31, 2014, net cash flows provided by operating activities increased 25% to $1,169.4 million, compared with $934.2 million in the prior-year period.

•                  The increase primarily reflected the higher net earnings and a net increase in cash from certain working capital components.

Outlook for Fiscal 2014 Full Year

The Company expects global prestige beauty to grow approximately 3% to 4%, tempered by continued softness in certain European countries and Korea, and slower near-term growth in China and the United States.  The Company expects to further improve its gross and operating margins by leveraging its strong sales growth and continuing to reduce non-value-added costs.

•                  Net sales are forecasted to grow between 6% and 7% in constant currency.

•                  Foreign currency translation is expected to negatively impact sales by approximately 1% versus the prior-year period.

•                  Diluted net earnings per common share, including the charge related to the Venezuela remeasurement and the effect of potential accelerated retailer orders, are projected between $2.90 to $2.97.

•                  As mentioned previously in this press release, the impact of the Venezuela remeasurement is equal to $.10 per diluted common share.

•                  Diluted net earnings per share, before the charge related to the Venezuela remeasurement and the effect of potential accelerated retailer orders, are projected between $2.86 to $2.90.  The approximately 1% negative currency impact on the sales growth equates to about $.02 of earnings per share.

•                  July 2014 SMI Implementation:

The Company expects to roll out the last major wave of SMI in July 2014 in certain of its locations.  In advance of this implementation, the Company expects some retailers will accelerate sales orders that would normally occur in its fiscal 2015 first quarter into the fiscal 2014 fourth quarter to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  Those additional orders are estimated to amount to between $125 million and $150 million of sales, equal to $.14 to $.17 per diluted common share.

Reconciliation between GAAP and non- GAAP estimates	Net Sales Growth
(Unaudited)	Reported Basis		Constant Currency	Diluted Earnings Per Share

Full-year forecast including the Venezuela charge and fiscal 2015 accelerated retailer orders	6% – 7%	(1)	7% – 8%	$2.90 – $2.97	(1)

Non-GAAP

Venezuela charge	—		—	.10

Full-year forecast excluding the Venezuela charge	6% – 7%		7% – 8%	3.00 – 3.07

Impact of fiscal 2015 accelerated orders	~(1)%		~(1)%	(.14 – .17)

Full-year forecast excluding the Venezuela charge and accelerated retailer orders	5% – 6%		6% – 7%	$2.86 – $2.90

(1) Represents GAAP estimates.

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, May 2, 2014 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 30824577).  The call will also be webcast live at http://investors.elcompanies.com.

Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2014 Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses, some of which have greater resources than the Company does;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of SAP as part of the Company’s Strategic Modernization Initiative or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;

(17)        the timing and impact of acquisitions and divestitures, which depend on willing sellers and buyers, respectively; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2013.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products.  The Company’s products are sold in over 150 countries and territories under the following brand names: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, M•A•C, Bobbi Brown, Tommy Hilfiger, Kiton, La Mer, Donna Karan, Aveda, Jo Malone, Bumble and bumble, Darphin, Michael Kors, American Beauty, Flirt!, GoodSkin Labs, Grassroots Research Labs, Tom Ford, Coach, Ojon, Smashbox, Ermenegildo Zegna, Aerin Beauty, Osiao, Marni and Tory Burch.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended			Nine Months Ended
	March 31		Percent	March 31		Percent
	2014	2013	Change	2014	2013	Change
Net Sales	$2,549.8	$2,291.8	11%	$8,243.5	$7,774.3	6%
Cost of Sales	498.7	443.1		1,624.4	1,550.3
Gross Profit	2,051.1	1,848.7	11%	6,619.1	6,224.0	6%

Gross Margin	80.4%	80.7%		80.3%	80.1%

Operating expenses:
Selling, general and administrative (A)	1,709.5	1,605.3		5,173.9	4,831.8
Restructuring and other charges (B)	—	(1.7)		(2.2)	12.0
	1,709.5	1,603.6	7%	5,171.7	4,843.8	7%

Operating Expense Margin	67.0%	70.0%		62.7%	62.3%

Operating Income	341.6	245.1	39%	1,447.4	1,380.2	5%

Operating Income Margin	13.4%	10.7%		17.6%	17.8%

Interest expense, net	12.3	12.6		38.2	41.8
Interest expense on debt extinguishment (C)	—	—		—	19.1
Other income (D)	—	—		—	23.1
Earnings before Income Taxes	329.3	232.5	42%	1,409.2	1,342.4	5%

Provision for income taxes	115.6	53.6		458.5	414.5
Net Earnings	213.7	178.9	19%	950.7	927.9	2%

Net earnings attributable to noncontrolling interests	(0.5)	(0.1)		(4.3)	(2.1)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$213.2	$178.8	19%	$946.4	$925.8	2%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$.55	$.46	20%	$2.44	$2.39	2%
Diluted	.54	.45	20%	2.40	2.35	2%

Weighted average common shares outstanding:
Basic	385.8	387.2		387.3	387.5
Diluted	392.1	394.0		394.1	394.7

(A) During the quarter, based on recent changes to Venezuela’s foreign currency exchange rate regulations, the Company changed the exchange rate used to remeasure its Venezuelan net monetary assets to a newly enacted SICAD II rate.  Accordingly, the Company recorded a remeasurement charge of $38.3 million, both before and after tax, equal to approximately $.10 per diluted common share.

(B) During the second quarter of fiscal 2013, the Company closed its multi-faceted cost savings program implemented in February 2009 (the “Program”) and will continue to execute all remaining initiatives through fiscal 2014.  The impact of returns, charges and adjustments related to the Program for each fiscal period are set forth in tables that follow these notes.

(C) In the first quarter of fiscal 2013, the Company redeemed $230.1 million principal amount of its 7.75% Senior Notes due November 1, 2013.  As a result, the Company recorded a pre-tax charge of $19.1 million ($12.2 million after tax), for the impact of the extinguishment of debt, equal to $.03 per diluted common share.

(D) In December 2012, the Company amended the agreement related to the August 2007 sale of Rodan + Fields to receive a fixed amount in lieu of future contingent consideration and other rights.  As a result of the amended agreement, the Company recognized $23.1 million, equal to $.04 per diluted common share as other income in the consolidated statement of earnings for the nine months ended March 31, 2013.

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Nine Months Ended March 31
							Percent
			Percent Change		Operating		Change
	Net Sales		Reported	Local	Income (Loss)		Reported
	2014	2013	Basis	Currency	2014	2013	Basis
Results by Geographic Region
The Americas	$3,469.0	$3,310.4	5%	6%	$419.7	$372.4	13%
Europe, the Middle East & Africa	3,031.6	2,778.1	9	8	673.4	659.0	2
Asia/Pacific	1,742.8	1,685.9	3	7	352.2	362.1	(3)
Subtotal	8,243.4	7,774.4	6	7	1,445.3	1,393.5	4
Returns and charges associated with restructuring activities	0.1	(0.1)			2.1	(13.3)
Total	$8,243.5	$7,774.3	6%	7%	$1,447.4	$1,380.2	5%

Results by Product Category
Skin Care	$3,564.4	$3,408.4	5%	6%	$758.6	$750.1	1%
Makeup	3,145.8	2,928.9	7	8	564.5	495.1	14
Fragrance	1,115.7	1,039.6	7	8	95.5	130.5	(27)
Hair Care	380.7	362.0	5	6	29.3	25.9	13
Other	36.8	35.5	4	5	(2.6)	(8.1)	68
Subtotal	8,243.4	7,774.4	6	7	1,445.3	1,393.5	4
Returns and charges associated with restructuring activities	0.1	(0.1)			2.1	(13.3)
Total	$8,243.5	$7,774.3	6%	7%	$1,447.4	$1,380.2	5%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring activities, the Venezuela remeasurement, the extinguishment of debt and the accelerated orders associated with the Company’s SMI rollout.  The following are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after the charges associated with restructuring activities, the Venezuela remeasurement, the extinguishment of debt and the accelerated orders.  The Company uses these non-GAAP financial measures, among other things, to evaluate its operating performance and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding these items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Returns and Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2014			Three Months Ended March 31, 2013			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$2,549.8	$0.0	$2,549.8	$2,291.8	$0.0	$2,291.8	11%
Cost of sales	498.7	(0.2)	498.5	443.1	0.0	443.1

Gross Profit	2,051.1	0.2	2,051.3	1,848.7	0.0	1,848.7	11%
Gross Margin	80.4%		80.4%	80.7%		80.7%

Operating expenses	1,709.5	(38.3)	1,671.2	1,603.6	1.7	1,605.3	4%
Operating Expense Margin	67.0%		65.5%	70.0%		70.1%

Operating Income	341.6	38.5	380.1	245.1	(1.7)	243.4	56%
Operating Income Margin	13.4%		14.9%	10.7%		10.6%

Provision for income taxes	115.6	0.0	115.6	53.6	(0.7)	52.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	213.2	38.5	251.7	178.8	(1.0)	177.8	42%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.54	.10	.64	.45	.00	.45	42%

	Nine Months Ended March 31, 2014			Nine Months Ended March 31, 2013			% Change
	As Reported	Returns/ Charges	Before Returns/ Charges	As Reported	Returns/ Charges	Before Returns/ Charges	versus Prior Year Before Returns/Charges
Net Sales	$8,243.5	$(0.1)	$8,243.4	$7,774.3	$0.1	$7,774.4	6%
Cost of sales	1,624.4	(0.2)	1,624.2	1,550.3	(1.2)	1,549.1

Gross Profit	6,619.1	0.1	6,619.2	6,224.0	1.3	6,225.3	6%
Gross Margin	80.3%		80.3%	80.1%		80.1%

Operating expenses	5,171.7	(36.1)	5,135.6	4,843.8	(12.0)	4,831.8	6%
Operating Expense Margin	62.7%		62.3%	62.3%		62.2%

Operating Income	1,447.4	36.2	1,483.6	1,380.2	13.3	1,393.5	6%
Operating Income Margin	17.6%		18.0%	17.8%		17.9%

Interest expense on debt extinguishment	—	—	—	19.1	(19.1)	—

Provision for income taxes	458.5	(0.9)	457.6	414.5	11.3	425.8
Net Earnings Attributable to The Estée Lauder Companies Inc.	946.4	37.1	983.5	925.8	21.1	946.9	4%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	2.40	.09	2.50	2.35	.05	2.40	4%

THE ESTÉE LAUDER COMPANIES INC.

As part of the Company’s Strategic Modernization Initiative, the Company anticipates the continued migration of its operations to SAP-based technologies, with the majority of its locations being enabled through calendar 2014.  As a result, the Company has experienced, and may continue to experience, fluctuations in its net sales and operating results resulting from accelerated orders from certain of its retailers to provide adequate safety stock to mitigate any potential short-term business interruption associated with the SMI rollout.  In particular, approximately $94 million of accelerated orders were recorded as net sales in the fiscal 2013 second quarter that likely would have occurred in the fiscal 2013 third quarter.

This action created a favorable comparison between the fiscal 2014 and fiscal 2013 third quarters of approximately $94 million in net sales and approximately $78 million in operating income, equal to $.13 per diluted common share and impacted the Company’s operating margin comparisons.  The Company believes the presentation of certain comparative information in the discussions of the quarterly results in this release that exclude the impact of the timing of these orders is useful in analyzing the net sales and operating results of its business.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After

Returns and Charges and Accelerated Orders Associated with the Company’s Implementation of SAP

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended March 31, 2014				Three Months Ended March 31, 2013				% Change
	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	As Reported	Returns/ Charges	SAP Adjustments	Before Charges /SAP	versus Prior Year Before Charges/SAP
Net Sales	$2,549.8	$0.0	$—	$2,549.8	$2,291.8	$0.0	$94.3	$2,386.1	7%
Cost of sales	498.7	(0.2)	—	498.5	443.1	0.0	16.2	459.3

Gross Profit	2,051.1	0.2	—	2,051.3	1,848.7	0.0	78.1	1,926.8	6%
Gross Margin	80.4%			80.4%	80.7%			80.8%

Operating expenses	1,709.5	(38.3)	—	1,671.2	1,603.6	1.7	—	1,605.3	4%
Operating Expense Margin	67.0%			65.5%	70.0%			67.3%

Operating Income	341.6	38.5	—	380.1	245.1	(1.7)	78.1	321.5	18%
Operating Income Margin	13.4%			14.9%	10.7%			13.5%

Provision for income taxes	115.6	0.0	—	115.6	53.6	(0.7)	25.0	77.9
Net Earnings Attributable to The Estée Lauder Companies Inc.	213.2	38.5	—	251.7	178.8	(1.0)	53.1	230.9	9%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	.54	.10	—	.64	.45	.00	.13	.59	10%

THE ESTÉE LAUDER COMPANIES INC.

Excluding the impact of the prior-year period shift in orders associated with the Company’s implementation of SMI, the returns and charges associated with restructuring activities and the Venezuela remeasurement charge, net sales and operating results for the three months ended March 31, 2014 would have increased/(decreased) as follows:

	Net Sales As Adjusted		Operating
(Unaudited)	Reported Basis	Local Currency	Results As Adjusted
Product Category:
Skin Care	7%	7%	9%
Makeup	7	7	25
Fragrance	11	11	5
Hair Care	1	2	62
Other	26	27	100 +
Total	7%	8%	18%

Region:
The Americas	5%	7%	64%
Europe, the Middle East & Africa	11	10	7
Asia/Pacific	2	6	(13)
Total	7%	8%	18%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	March 31 2014	June 30 2013	March 31 2013
ASSETS
Current Assets
Cash and cash equivalents	$1,530.2	$1,495.7	$1,438.6
Accounts receivable, net	1,399.0	1,171.7	1,361.9
Inventory and promotional merchandise, net	1,215.4	1,113.9	989.3
Prepaid expenses and other current assets	547.2	515.9	496.4
Total Current Assets	4,691.8	4,297.2	4,286.2

Property, Plant and Equipment, net	1,434.9	1,350.7	1,296.0
Other Assets	1,519.3	1,497.3	1,512.9
Total Assets	$7,646.0	$7,145.2	$7,095.1

LIABILITIES AND EQUITY
Current Liabilities
Current debt.	$18.4	$18.3	$20.0
Accounts payable	512.5	481.7	388.2
Other current liabilities	1,508.4	1,434.6	1,507.7
Total Current Liabilities	2,039.3	1,934.6	1,915.9

Noncurrent Liabilities
Long-term debt	1,327.7	1,326.0	1,329.2
Other noncurrent liabilities	596.6	582.7	643.2
Total Noncurrent Liabilities	1,924.3	1,908.7	1,972.4

Total Equity	3,682.4	3,301.9	3,206.8
Total Liabilities and Equity	$7,646.0	$7,145.2	$7,095.1

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Nine Months Ended March 31
	2014	2013
Cash Flows from Operating Activities
Net earnings	$950.7	$927.9
Depreciation and amortization	280.0	247.2
Deferred income taxes	(33.7)	(43.3)
Loss on Venezuela remeasurement	38.3	2.8
Other items	130.3	96.8
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(226.7)	(297.0)
Increase in inventory and promotional merchandise, net	(87.4)	(4.2)
Increase in other assets, net	(65.1)	(24.0)
Increase in accounts payable and other liabilities	183.0	28.0
Net cash flows provided by operating activities	$1,169.4	$934.2

Capital expenditures	$342.8	$305.5
Payments to acquire treasury stock	600.3	363.2
Dividends paid	225.2	349.3

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